Exhibit 11.2

Bullish Code of Business

Conduct & Ethics

Bullish

©Bullish 2025

Contents

Abbreviations and Definitions	3
1. Overview	6
1.1. Scope of this Code	6
1.2. Conduct & Consequences	6
1.3. Seeking Help and Information	7
1.4. Reporting Violation of the Code	7
1.5. Policy Against Retaliation	8
1.6. Waivers of the Code	8
2. Conflicts of Interest	8
2.1 Identifying Potential Conflicts of Interest	8
2.2 Disclosure of Conflicts of Interest	9
4. Confidential Information & Group Property	10
4.1 Safeguarding Confidential Information & Group Property	10
5. Competition and Fair Dealing	11
5.1 Relationships with Customers	11
5.2 Relationships with Suppliers	11
5.3 Relationships with Competitors	12
6. Protection & Use of Group Assets	13
7. Gifts & Entertainment	13
8. Group Records	14
9. Accuracy of Financial Reports & Other Public Communications	15
10. Compliance with Laws & Regulations	16
11. Compliance with Insider Trading Laws	16
12. Public Communications & Prevention of Selective Disclosure	16
12.1 Public Communications Generally	17
12.2 Prevention of Selective Disclosure	17
13. The Foreign Corrupt Practices Act	18
14. Environment, Health & Safety	18
14.1 Environment	18
14.2 Health & Safety	19
15. Employment Practices	19
15.1 Harassment & Discrimination	19
16. Conclusion	20
17. Enquiries	20

©Bullish 2025

Abbreviations and Definitions

Terms have the following meaning when used in this Policy unless the context otherwise requires.

Term	Meaning
Board	The Board of Directors of Bullish.
Bullish or the Group	A company incorporated in the Cayman Islands that is intended to become the publicly listed company of the Bullish Group and the parent company of all Bullish Group entities.
Bullish Group or the Group	Bullish, a company incorporated in the Cayman Islands and all the companies that are direct or indirect subsidiaries of Bullish.
Conflict/s of Interests or Conflicts

Conflicts of Interests are situations in which one’s objectivity in decision-making or actions taken may, in the opinion of a reasonable person, be compromised by personal interest. They include actual, perceived and potential conflicts of interest. An “interest” may include a pecuniary or non-pecuniary interest, and may include a responsibility.

Conflicts are relevant to all activities carried out by the Bullish Group, whether with clients or involving any Related Party, and includes conflicts that may arise as a result of the actions of Bullish Group and/or its Employees. Bullish Group should maintain and operate effective organisational and administrative arrangements to prevent, manage and monitor Conflicts of Interests.

Conflicts Register	The record of Conflicts kept and managed by Bullish Compliance.
Employee

Persons employed or appointed by Bullish or acting for or on behalf of Bullish or the Bullish Group to conduct its business, including:

●         directors of Bullish;

●         officers;

●         full-time employees;

●         part-time employees;

●        any consultants, agents, advisors or contractors; and

●        any other person that is designated and notified by Bullish as being covered by this Policy from time to time.

©Bullish 2025

Gifts & Entertainment

Gifts are anything where the recipient is not required to pay the usual retail cost.

Entertainment is anything given or received involving food, drink or leisure activities where the recipient is not required to pay the usual retail cost.

Material Competitor	A legal entity that competes in Bullish’s line of business and has annual gross revenues from such line of business in excess of US$500,000.
Material Customer	A legal entity has made payments to Bullish in the past year in excess of US$100,000 or 10% of their gross revenues, whichever is greater.
Material Supplier	A legal entity that has received payments from Bullish in the past year in excess of US$100,000 or 10% of their gross revenues, whichever is greater.
Need to Know Principle	Principle of only sharing information with correct permissions where it is absolutely necessary.
Outside Interests

Any business activity, association or relationship that is outside of the individual’s role with Bullish and could produce an actual, perceived or potential Conflict of Interest. Examples of this include:

●         Additional employment outside Bullish

●         Personal holdings in public or private companies

●         Board directorships outside Bullish

●         Public office/political roles

●         Personal digital asset holdings

Related Party

●        A person or a close member of that person’s family where that person has control, joint control, or significant influence over Bullish or is a member of senior management;

●         Two entities that are part of the same group;

●         One entity is an associate or joint venture of another;

●         Both entities are joint ventures of the same third party;

●        a second entity is controlled or influenced by a person defined as a related party; or

●        entities where the same individuals play key roles in multiple management teams.

Senior Management	Persons reporting to the Board, undertaking day-to-day management of Bullish’s businesses and having oversight responsibility of the policies contained herein.

©Bullish 2025

1.	Overview

This Code of Business Conduct and Ethics contains general guidelines for conducting the business of Bullish consistent with the highest standards of business ethics. To the extent this Code requires a higher standard than required by commercial practice or applicable laws, rules or regulations, we adhere to these higher standards.

The Code is designed to:

●	Promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest.
●	Promote full, fair, accurate, timely, and understandable disclosure in reports and documents that Bullish files with, or submits to, regulatory authorities and in other public communications.
●	Ensure compliance with applicable laws, rules, and regulations.
●	Promote prompt internal reporting of violations of this Code.
●	Ensure accountability for adherence to this Code.

Every Bullish Employee is expected to read, understand, and comply with this Code. Violation of this Code may result in disciplinary action, up to and including termination of employment.

1.1.	Scope of this Code

This Code applies to all Employees of the Bullish Group. We refer to all persons covered by this Code as “Employees.”

1.2.	Conduct & Consequences

Adherence to the Code – including any related procedures, guidance or manuals – is mandatory for all Employees. Non-compliance with this Code may result in (depending on the nature of the non-compliance) civil and criminal penalties as well as disciplinary action up to and including termination of employment or appointment.

©Bullish 2025

1.3.	Seeking Help and Information

This Code is not intended to be a comprehensive rulebook and cannot address every situation that you may face. If you feel uncomfortable about a situation or have any doubts about whether it is consistent with the Group’s ethical standards, seek help. We encourage you to contact your supervisor for help first. If your supervisor cannot answer your question or if you do not feel comfortable contacting your supervisor, contact the Compliance Director, Bullish Group, who can be reached at compliance@bullish.com. Alternatively you may also report your concern via the Bullish Whistleblower hotline https://secure.ethicspoint.eu/domain/media/en/gui/108002/index.html. You may remain anonymous and will not be required to reveal your identity in your communication to the Group.

1.4.	Reporting Violation of the Code

Please report your concerns immediately to the Compliance Director, Bullish Group by contacting compliance@bullish.com should you be aware of or suspect activities which contravene the provisions of this Code.

All Employees have a duty to report any known or suspected violation of this Code, including any violation of the laws, rules, regulations or policies that apply to the Bullish Group. If you know of or suspect a violation of this Code, immediately report the conduct to your supervisor. Your supervisor will contact the Compliance Director, Bullish Group, who will work with you and your supervisor to investigate the matter. If you do not feel comfortable reporting the matter to your supervisor or you do not get a satisfactory response, you may contact the Bullish Head of Compliance directly. Employees making a report need not leave their name or other personal information and reasonable efforts will be used to conduct the investigation that follows from the report in a manner that protects the confidentiality and anonymity of the Employee submitting the report. All reports of known or suspected violations of the law or this Code will be handled sensitively and with discretion. Your supervisor, the Bullish Head of Compliance and the Group will protect your confidentiality to the extent possible, consistent with law and the Group’s need to investigate your report.

It is the Group policy that any Employee who violates this Code will be subject to appropriate discipline, which may include termination of employment. This determination will be based upon the facts and circumstances of each particular situation. An Employee accused of violating this Code will be given an opportunity to present his or her version of the events at issue prior to any determination of appropriate discipline. Employees who violate the law or this Code may expose themselves to substantial civil damages, criminal fines and prison terms. The Group may also face substantial fines and penalties and may incur damage to its reputation and standing in the community. Your conduct as a representative of the Group, if it does not comply with the law or with this Code, can result in serious consequences for both you and the Group.

©Bullish 2025

1.5.	Policy Against Retaliation

The Group prohibits retaliation against an Employee who, in good faith, seeks help or reports known or suspected violations. Any reprisal or retaliation against an Employee because the Employee, in good faith, sought help or filed a report will be subject to disciplinary action, including potential termination of employment.

1.6.	Waivers of the Code

Waivers of this Code for Employees may be made only by an executive officer of the Group. Any waiver of this Code for our directors, executive officers or other principal financial officers may be made only by our Board of Directors or the appropriate committee of our Board of Directors and will be disclosed to the public as required by law or the rules of the New York Stock Exchange.

2.	Conflicts of Interest

A conflict of interest can occur when an Employee’s private interest interferes, or appears to interfere, with the interests of the Group as a whole. You should avoid any private interest that influences your ability to act in the interests of the Group or that makes it difficult to perform your work objectively and effectively. This Code provides a high level overview of Bullish’s approach to Conflicts of Interest. For more in-depth information, please refer to the Bullish Conflicts of Interest Policy.

2.1	Identifying Potential Conflicts of Interest

Identifying potential conflicts of interest may not always be clear-cut. The following situations are examples of conflicts of interest:

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Outside Employment: No Employee should be employed by, serve as a director of, or provide any services not in his or her capacity as a Group Employee to a company that is a material customer, supplier or competitor of the Group.

●

Improper Personal Benefits: No Employees should obtain any material (as to him or her) personal benefits or favors because of his or her position with the Group. Please see "Gifts and Entertainment" below for additional guidelines in this area.

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Financial Interests: No Employee should have a significant financial interest (ownership or otherwise) in any company that is a material customer, supplier or competitor of the Group. A "significant financial interest" means (i) ownership of greater than 1% of the equity of a material customer, supplier or competitor or (ii) an investment in a material customer, supplier or competitor that represents more than 5% of the total assets of the Employee.

©Bullish 2025

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Loans or Other Financial Transactions: No Employee should obtain loans or guarantees of personal obligations from, or enter into any other personal financial transaction with, any company that is a material customer, supplier or competitor of the Group. This guideline does not prohibit arms-length transactions with banks, brokerage firms or other financial institutions.

●

Service on Boards and Committees: No Employee should serve on a board of directors or trustees or on a committee of any entity (whether profit or not-for-profit) whose interests reasonably would be expected to conflict with those of the Group.

●

Actions of Family Members: The actions of family members outside the workplace may also give rise to the conflicts of interest described above because they may influence an Employee’s objectivity in making decisions on behalf of the Group. For purposes of this Code, "family members" include your spouse or life-partner, brothers, sisters and parents, in-laws and children whether such relationships are by blood or adoption.

2.2	Disclosure of Conflicts of Interest

The Group requires that Employees disclose any situations that reasonably would be expected to give rise to a conflict of interest. If you suspect that you have a conflict of interest, or something that others could reasonably perceive as a conflict of interest, you must report it to your supervisor or the Bullish Head of Compliance. Your supervisor and the Bullish Head of Compliance will work with you to determine whether you have a conflict of interest and, if so, how best to address it. Although conflicts of interest are not automatically prohibited, they are not desirable and may only be waived as described in "Waivers of the Code" above.

3.	Corporate Opportunities

As an Employee of the Group, you have an obligation to advance the Group’s interests when the opportunity to do so arises. If you discover or are presented with a business opportunity through the use of corporate property, information or because of your position with the Group, you should first present the business opportunity to the Group before pursuing the opportunity in your individual capacity. No Employee may use corporate property, information or his or her position with the Group for personal gain or should compete with the Group.

You should disclose to your supervisor the terms and conditions of each business opportunity covered by this Code that you wish to pursue. Your supervisor will contact the Bullish Head of Compliance and the appropriate management personnel to determine whether the Group wishes to pursue the business opportunity. If the Group waives its right to pursue the business opportunity, you may pursue the business opportunity on the same terms and conditions as originally proposed and consistent with the other ethical guidelines set forth in this Code.

©Bullish 2025

4.	Confidential Information & Group Property

Employees have access to a variety of confidential information while employed at the Group. Confidential information includes all non-public information that might be of use to competitors, or, if disclosed, harmful to the Group or its customers. Every Employee has a duty to respect and safeguard the confidentiality of the Group’s information and the information of our suppliers and customers, except when disclosure is authorized or legally mandated. In addition, you must refrain from using any confidential information from any previous employment if, in doing so, you could reasonably be expected to breach your duty of confidentiality to your former employers. An Employee’s obligation to protect confidential information continues after he or she leaves the Group. Unauthorized disclosure of confidential information could cause competitive harm to the Group or its customers and could result in legal liability to you and the Group.

Employees also have a duty to protect the Group’s intellectual property and other business assets. The intellectual property, business systems and the security of the Group property are critical to the Group.

Any questions or concerns regarding whether disclosure of Group information is legally mandated should be promptly referred to the Compliance Director, Bullish Group.

4.1	Safeguarding Confidential Information & Group Property

Care must be taken to safeguard and protect confidential information and Group property. Accordingly, the following measures should be adhered to:

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The Group’s Employees should conduct their business and social activities so as not to risk inadvertent disclosure of confidential information. For example, when not in use, confidential information should be secretly stored. Also, review of confidential documents or discussion of confidential subjects in public places (e.g., airplanes, trains, taxis, buses, etc.) should be conducted so as to prevent overhearing or other access by unauthorized persons.

●	Within the Group’s offices, confidential matters should not be discussed within hearing range of visitors or others not working on such matters.

●	Confidential matters should not be discussed with other Employees not working on such matters or with friends or relatives including those living in the same household as a Group Employee.

●

The Group’s Employees are only to access, use and disclose confidential information that is necessary for them to have in the course of performing their duties. They are not to disclose confidential information to other Employees or contractors at the Group unless it is necessary for those Employees or contractors to have such confidential information in the course of their duties.

©Bullish 2025

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The Group’s files, personal computers, networks, software, internet access, internet browser programs, emails, voice mails and other business equipment (e.g. desks and cabinets) and resources are provided for business use and they are the exclusive property of the Group. Misuse of such Group property is not tolerated.

5.	Competition and Fair Dealing

All Employees are obligated to deal fairly with fellow Employees and with the Group’s customers, suppliers and competitors. Employees should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

5.1	Relationships with Customers

Our business success depends upon our ability to foster lasting customer relationships. The Group is committed to dealing with customers fairly, honestly and with integrity. Specifically, you should keep the following guidelines in mind when dealing with customers:

●	Information we supply to customers should be accurate and complete to the best of our knowledge. Employees should not deliberately misrepresent information to customers.

●	Employees should not refuse to sell, service, or maintain products the Group has produced simply because a customer is buying products from another supplier.

●

Customer entertainment should not exceed reasonable and customary business practice. Employees should not provide entertainment or other benefits that could be viewed as an inducement to or a reward for customer purchase decisions. Please see "Gifts and Entertainment" below for additional guidelines in this area.

5.2	Relationships with Suppliers

The Group deals fairly and honestly with its suppliers. This means that our relationships with suppliers are based on price, quality, service and reputation, among other factors. Employees dealing with suppliers should carefully guard their objectivity. Specifically, no Employee should accept or solicit any personal benefit from a supplier or potential supplier that might compromise, or appear to compromise, their objective assessment of the supplier’s products and prices. Employees can give or accept promotional items of nominal value or moderately scaled entertainment within the limits of responsible and customary business practice. Please see "Gifts and Entertainment" below for additional guidelines in this area.

5.3	Relationships with Competitors

The Group is committed to free and open competition in the marketplace. Employees should avoid actions that would be contrary to laws governing competitive practices in the marketplace, including antitrust laws. Such actions include misappropriation and/or misuse of a competitor’s confidential information or making false statements about the competitor’s business and business practices.

©Bullish 2025

6.	Protection & Use of Group Assets

Employees should protect the Group’s assets and ensure their efficient use for legitimate business purposes only. Theft, carelessness and waste have a direct impact on the Group’s profitability. The use of Group funds or assets, whether or not for personal gain, for any unlawful or improper purpose is prohibited.

To ensure the protection and proper use of the Group’s assets, each Employee should:

●	Exercise reasonable care to prevent theft, damage or misuse of Group property.

●	Report the actual or suspected theft, damage or misuse of Group property to a supervisor.

●	Use the Group’s telephone system, other electronic communication services, written materials and other property primarily for business-related purposes.

●	Safeguard all electronic programs, data, communications and written materials from inadvertent access by others.

●	Use Group property only for legitimate business purposes, as authorized in connection with your job responsibilities.

Employees should be aware that Group property includes all data and communications transmitted or received to or by, or contained in, the Group’s electronic or telephonic systems. Group property also includes all written communications. Employees and other users of Group property should have no expectation of privacy with respect to these communications and data. To the extent permitted by law, the Group has the ability, and reserves the right, to monitor all electronic and telephonic communication. These communications may also be subject to disclosure to law enforcement or government officials.

7.	Gifts & Entertainment

The giving and receiving of gifts is a common business practice. Appropriate business gifts and entertainment are welcome courtesies designed to build relationships and understanding among business partners. However, gifts and entertainment should not compromise, or appear to compromise, your ability to make objective and fair business decisions.

©Bullish 2025

It is your responsibility to use good judgment in this area. As a general rule, you may give or receive gifts or entertainment to or from customers or suppliers only if the gift or entertainment would not be viewed as an inducement to or reward for any particular business decision. All gifts and entertainment expenses should be properly accounted for on expense reports. The following specific examples may be helpful:

●	Meals and Entertainment: You may occasionally accept or give meals, refreshments or other entertainment if:

○	The items are of reasonable value;

○	The purpose of the meeting or attendance at the event is business related; and

○

The expenses would be paid by the Group as a reasonable business expense if not paid for by another party. Entertainment of reasonable value may include food and tickets for sporting and cultural events if they are generally offered to other customers, suppliers or vendors.

●	Advertising and Promotional Materials: You may occasionally accept or give advertising or promotional materials of nominal value.

●

Personal Gifts: You may accept or give personal gifts of reasonable value that are related to recognized special occasions such as a graduation, promotion, new job, wedding, retirement or a holiday. A gift is also acceptable if it is based on a family or personal relationship and unrelated to the business involved between the individuals.

●	Gifts Rewarding Service or Accomplishment: You may accept a gift from a civic, charitable or religious organization specifically related to your service or accomplishment.

You must be particularly careful that gifts and entertainment are not construed as bribes, kickbacks or other improper payments. See "The Foreign Corrupt Practices Act" below for a more detailed discussion of our policies regarding giving or receiving gifts related to business transactions.

You should make every effort to refuse or return a gift that is beyond these permissible guidelines. If it would be inappropriate to refuse a gift or you are unable to return a gift, you should promptly report the gift to your supervisor. Your supervisor will bring the gift to the attention of the Bullish Head of Compliance, who may require you to donate the gift to an appropriate community organization. If you have any questions about whether it is permissible to accept a gift or something else of value, contact your supervisor or the Compliance Director, Bullish Group for additional guidance.

This section of the Code provides an overview of Bullish’s approach to Gifts & Entertainment as part of its broader measures against Bribery and Corruption. For additional detail, please consult the Bullish Anti-Bribery and Corruption Policy.

©Bullish 2025

8.	Group Records

Accurate and reliable records are crucial to our business. Our records are the basis of our earnings statements, financial reports and other disclosures to the public and guide our business decision-making and strategic planning. Group records include booking information, payroll, timecards, travel and expense reports, e-mails, accounting and financial data, measurement and performance records, electronic data files and all other records maintained in the ordinary course of our business.

All Group records must be complete, accurate and reliable in all material respects. Undisclosed or unrecorded funds, payments or receipts are inconsistent with our business practices and are prohibited. You are responsible for understanding and complying with our record keeping policy. Ask your supervisor if you have any questions.

9.	Accuracy of Financial Reports & Other Public Communications

As a public company, we are subject to various securities laws, regulations and reporting obligations. These laws, regulations and obligations and our policies require the disclosure of accurate and complete information regarding the Group’s business, financial condition and results of operations. Inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage the Group and result in legal liability.

It is essential that the Group’s financial records, including all filings with the Securities and Exchange Commission ("SEC"), be accurate and timely. Accordingly, in addition to adhering to the conflict of interest policy and other policies and guidelines in this Code, the principal financial officers and other senior financial officers must take special care to exhibit integrity at all times and to instill this value within their organizations. In particular, these senior officers must ensure their conduct is honest and ethical and that they abide by all public disclosure requirements by providing full, fair, accurate, timely and understandable disclosures, and that they comply with all other applicable laws and regulations. These financial officers must also understand and strictly comply with generally accepted accounting principles in the U.S. and all standards, laws and regulations for accounting and financial reporting of transactions, estimates and forecasts.

In addition, U.S. federal securities law requires the Group to maintain proper internal books and records and to devise and maintain an adequate system of internal accounting controls. The SEC has supplemented the statutory requirements by adopting rules that prohibit (1) any person from falsifying records or accounts subject to the above requirements and (2) officers or directors from making any materially false, misleading, or incomplete statement to an accountant in connection with an audit or any filing with the SEC. These provisions reflect the SEC’s intent to discourage officers, directors, and other persons with access to the Group’s books and records from taking action that might result in the communication of materially misleading financial information to the investing public.

©Bullish 2025

10.	Compliance with Laws & Regulations

Each Employee has an obligation to comply with all laws, rules and regulations applicable to the Group’s operations. These include, without limitation, laws covering bribery and kickbacks, copyrights, trademarks and trade secrets, information privacy, insider trading, illegal political contributions, antitrust prohibitions, foreign corrupt practices, offering or receiving gratuities, environmental hazards, employment discrimination or harassment, occupational health and safety, false or misleading financial information or misuse of corporate assets. You are expected to understand and comply with all laws, rules and regulations that apply to your job position. If any doubt exists about whether a course of action is lawful, you should seek advice from your supervisor or the Compliance Director, Bullish Group.

11.	Compliance with Insider Trading Laws

Bullish has an insider trading and market integrity policy, which is made available to all staff on the Policy Gateway. The following is a summary of some of the general principles relevant to insider trading, and should be read in conjunction with the aforementioned Bullish Insider Trading Policy.

Group Employees are prohibited from trading in shares or other securities of the Group while in possession of material non-public information about the Group. In addition, Group Employees are prohibited from recommending, “tipping” or suggesting that anyone else buy or sell shares or other securities of the Group on the basis of material non-public information. Group Employees who obtain material non-public information about another company in the course of their employment are prohibited from trading in shares or securities of the other company while in possession of such information or “tipping” others to trade on the basis of such information. Violation of insider trading laws can result in severe fines and criminal penalties, as well as disciplinary action by the Group, up to and including termination of employment.

Explanation of what can constitute material non-public information is contained in the Bullish Insider Trading and Market Integrity Policy, which Employees should familiarise themselves with.

The laws against insider trading are specific and complex. Any questions about information you may possess or about any dealings you have had in the Group’s securities should be promptly brought to the attention of the Compliance Director, Bullish Group.

©Bullish 2025

12.	Public Communications & Prevention of Selective Disclosure

12.1	Public Communications Generally

The Group places a high value on its credibility and reputation in the community. What is written or said about the Group in the news media and investment community directly impacts our reputation, positively or negatively. Our policy is to provide timely, accurate and complete information in response to public requests (media, analysts, etc.), consistent with our obligations to maintain the confidentiality of competitive and proprietary information and to prevent selective disclosure of market-sensitive financial data. External communications may only be issued or engaged in by authorised persons. To ensure compliance with this policy, all news media or other public requests for information regarding the Group should be directed to the Group’s Investor Relations Department. The Investor Relations Department will work with you, the Communications team, and the appropriate personnel to evaluate and coordinate a response to the request.

12.2	Prevention of Selective Disclosure

Preventing selective disclosure is necessary to comply with United States securities laws and to preserve the reputation and integrity of the Group as well as that of all persons affiliated with it. "Selective disclosure" occurs when any person provides potentially market-moving information to selected persons before the news is available to the investing public generally. Selective disclosure is a crime under United States law and the penalties for violating the law are severe.

For more information about your obligations as an Employee with regard to selective disclosure, please see the Bullish Disclosure Policy.

13.	The Foreign Corrupt Practices Act

The Foreign Corrupt Practices Act (the "FCPA") prohibits the Group and its Employees and agents from offering or giving money or any other item of value to win or retain business or to influence any act or decision of any governmental official, political party, candidate for political office or official of a public international organization. Stated more concisely, the FCPA prohibits the payment of bribes, kickbacks or other inducements to foreign officials. This prohibition also extends to payments to a sales representative or agent if there is reason to believe that the payment will be used indirectly for a prohibited payment to foreign officials. Violation of the FCPA is a crime that can result in severe fines and criminal penalties, as well as disciplinary action by the Group, up to and including termination of employment.

For more information, please refer to the Bullish Anti-Bribery & Corruption Policy.

©Bullish 2025

14.	Environment, Health & Safety

Bullish is committed to providing a safe and healthy working environment for its Employees and to avoiding adverse impact and injury to the environment and the communities in which we do business. Group Employees must comply with all applicable environmental, health and safety laws, regulations and Group standards. It is your responsibility to understand and comply with the laws, regulations and policies that are relevant to your job. Failure to comply with environmental, health and safety laws and regulations can result in civil and criminal liability against you and the Group, as well as disciplinary action by the Group, up to and including termination of employment. You should contact the Compliance Director, Bullish Group if you have any questions about the laws, regulations and and policies that apply to you.

14.1	Environment

All Bullish Employees should strive to conserve resources and reduce waste and emissions through recycling and other energy conservation measures. You have a responsibility to promptly report any known or suspected violations of environmental laws or any events that may result in a discharge or emission of hazardous materials. Employees whose jobs involve manufacturing have a special responsibility to safeguard the environment. Such Employees should be particularly alert to the storage, disposal and transportation of waste, and handling of toxic materials and emissions into the land, water or air.

14.2	Health & Safety

The Group is committed not only to complying with all relevant health and safety laws, but also to conducting business in a manner that protects the safety of its Employees. All Employees are required to comply with all applicable health and safety laws, regulations and policies relevant to their jobs. If you have a concern about unsafe conditions or tasks that present a risk of injury to you, please report these concerns immediately to your supervisor or the Human Resources Department.

15.	Employment Practices

Bullish pursues fair employment practices in every aspect of its business. The following is intended to be a summary of our employment policies and procedures. Copies of our detailed policies are available from the Human Resources Department. Group Employees must comply with all applicable labor and employment laws, including anti-discrimination laws and laws related to freedom of association, privacy and collective bargaining. It is your responsibility to understand and comply with the laws, regulations and policies that are relevant to your job. Failure to comply with labor and employment laws can result in civil and criminal liability against you and the Group, as well as disciplinary action by the Group, up to and including termination of employment. You should contact the Compliance Director, Bullish Group or the Human Resources Department if you have any questions about the laws, regulations and policies that apply to you.

©Bullish 2025

15.1	Harassment & Discrimination

Bullish is committed to providing equal opportunity and fair treatment to all individuals on the basis of merit, without discrimination because of race, color, religion, national origin, gender (including pregnancy), sexual orientation, age, disability, veteran status or other characteristics protected by law. The Group prohibits harassment in any form, whether physical or verbal and whether committed by supervisors, non-supervisory personnel or non-Employees. Harassment may include, but is not limited to, offensive sexual flirtations, unwanted sexual advances or propositions, verbal abuse, sexually or racially degrading words, or the display in the workplace of sexually suggestive objects or pictures.

If you have any complaints about discrimination or harassment, report such conduct to your supervisor or the Human Resources Department. All complaints will be treated with sensitivity and discretion. Your supervisor, the Human Resources Department and the Group will protect your confidentiality to the extent possible, consistent with law and the Group’s need to investigate your concern. Where our investigation uncovers harassment or discrimination, we will take prompt corrective action, which may include disciplinary action by the Group, up to and including, termination of employment. The Group strictly prohibits retaliation against an Employee who, in good faith, files a complaint. If you are uncomfortable in filing a complaint to your supervisor or to Human Resources, you may also avail yourself of the whistleblower hotline to make an anonymous report. Please see the Bullish Whistleblower Policy for more details.

Any supervisor who has reason to believe that an Employee has been the victim of harassment or discrimination or who receives a report of alleged harassment or discrimination is required to report it to the Human Resources Department in a timely manner.

16.	Conclusion

This Code of Business Conduct and Ethics contains general guidelines for conducting the business of the Group consistent with the highest standards of business ethics. If you have any questions about these guidelines, please contact your supervisor or the Bullish Head of Compliance. We expect all Group Employees to adhere to these standards.

This Code of Business Conduct and Ethics, as applied to the Group’s principal financial officers, shall be the Group’s “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder.

©Bullish 2025

This Code and the matters contained herein are neither a contract of employment nor a guarantee of continuing Group policy. We reserve the right to amend, supplement or discontinue this Code and the matters addressed herein, without prior notice, at any time.

17.	Enquiries

Please consult with your immediate supervisor or the Compliance Director, Bullish Group should you have any queries regarding this Code..

18.	Review Schedule

This Code should be reviewed by Bullish Compliance and approved by the Board at least annually and/or on a material change in applicable laws, regulations or business operations. Changes to this Policy may be approved by the Board.

X. Document Control Information

Document Control Information
Document Owner	Bullish Compliance
Board Approved/Date	1 August 2025
Review Cadence	Once per calendar year
Information Classification	Internal Use

Y. Revision History

Revision Level	Date	Revised By	Description of Change
v1.0	23 July 2025	Priscilla Adams	Original Version

©Bullish 2025